Term Sheet No. 2013—CMTNH0126 Filed Pursuant to Rule 433 Registration No. 333-172562
Citigroup Inc.
13 Month Dow Jones-UBS Precious Metals Total Return Sub-Index-Linked Notes Due 2014
Final Term Sheet

Issuer:	Citigroup Inc.

Rating of Issuer’s Obligations:
The Issuer’s senior debt is currently rated Baa2 / Negative / P-2 (Moody’s), A- / Negative / A-2 (S&P), and A / Stable / F1 (Fitch). The Rating and Outlook are subject to change during the term of the notes

Offering:	13 Month Dow Jones-UBS Precious Metals Total Return Sub-Index-Linked Notes Due 2014

Sole Underwriter:	Citigroup Global Markets Inc.

Index:	Dow Jones-UBS Precious Metals Total Return Sub-Index (Bloomberg ticker: DJUBPRTR Index)

Index Sponsors:	Dow Jones / UBS

Principal Amount:	USD 8,500,000

Trade Date:	June 28, 2013

Initial Valuation Date:	June 28, 2013

Issue Date:	July 8, 2013 (Initial Valuation Date + 5 Business Days)

Maturity Date:	The earlier of (i) August 8, 2014 and (ii) Final Valuation Date + 5 Business Days

Final Valuation Date:	The earlier of (i) August 1, 2014 and (ii) the Early Termination Date

Early Termination:	The occurrence of an Early Note Redemption and/or a Trigger Event.

Early Termination Date:	(i) In the case of Early Note Redemption, the Notice Date, or (ii) on the occurrence of a Trigger Event, the Commodity Business Day following such Trigger Event.

Final Payment Date:	Five Business Days after Final Valuation Date

Issue Price:	100% of the Principal Amount

Maturity Redemption Amount:	On the Maturity Date, Issuer shall pay noteholder an amount in USD equal to Principal Amount × [1 + Supplemental Return Amount]

Index Performance:
For any Commodity Business Day,

However, if a Market Disruption is deemed to have occurred on such day, the Index Performance shall be calculated in accordance with the Market Disruption provision described below.

Supplemental Return Amount:	Supplemental Return Amount may be negative, zero or positive.

Index Value (Initial):	360.2894, the closing value of the Index published by the index sponsors or any successor and displayed on Bloomberg Screen page DJUBPRTR <INDEX> on the Initial Valuation Date.

Index Value (Final):	The closing value of the Index stated in U.S. dollars published by the index sponsors or any successor and displayed on Bloomberg Screen page DJUBPRTR <INDEX> on the Final Valuation Date.

Citigroup Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-172562) and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Inc.
13 Month Dow Jones-UBS Precious Metals Total Return Sub-Index-Linked Notes Due 2014
Final Term Sheet

TBill Amount:
A rate determined as follows for all Business Days d from and excluding the Initial Valuation Date to and including the Final Valuation Date:

“c” means, with respect to a Commodity Business Day d, the number of calendar days from (but excluding) the prior Commodity Business Day to (and including) such Commodity Business Day d.

“TBill(d-1)” means, with respect to a Commodity Business Day d, the most recent weekly auction high rate for 13-week U.S. Treasury Bills, as reported on the website www.treasurydirect.gov/RI/OFBills under the column headed “Discount Rate %” published by the Bureau of Public Debt of the U.S. Treasury, or any successor source, on such Commodity Business Day d, provided, that if such auction high rate is not published on such Commodity Business Day d, TBill(d-1) shall be the rate published for the most recent previous auction.

Fee:	0.20%

Elapsed Days:	The number of calendar days from and including the Initial Valuation Date to and including the Final Valuation Date.

Coupon:
(1 month USD-LIBOR-BBA less 0.17%) × A/360 day count (adjusted), accrued from and including each Coupon Payment Date (or the Issue Date, in the case of the first interest period).  1 month USD-LIBOR-BBA rate is set two Business Days prior to Issue Date and reset two Business Days prior to the 8th of each month. In the event of an Early Termination, the coupon will be based on LIBOR interpolated for such period.

Should the calculated Coupon be less than 0%, then any negative Interest will be carried forward and deducted from the Maturity Redemption Amount.

Coupon Payment Dates:	Monthly on the 8th of each month commencing on August 8, 2013, provided that the final Coupon Payment Date will be the Maturity Date.

Commodity Business Day:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges for each index contract (as defined below) comprising the Index.

Business Day:	A day on which banks are open for business in New York and London.

Early Note Redemption:
The noteholder, on any Commodity Business Day, may by written notice to the Issuer, require the Issuer to redeem the notes.  Notice shall be deemed to be provided on the Commodity Business Day on which it is received by the Issuer, provided that if the notice is received after 10:00 a.m. NY Time, such notice shall be deemed to have been provided on the immediately following Commodity Business Day (the “Notice Date”).

Trigger Event:
If on any Commodity Business Day, the Index Performance on such day is equal to or less than -15%, a Trigger Event will be deemed to have occurred on such Commodity Business Day and the Issuer will redeem the notes in whole at the Trigger Event Redemption Amount determined at the Index close on the Commodity Business Day following the Trigger Event occurring, subject to the Market Disruption Event provision.

Trigger Event Redemption Amount:	The Trigger Event Redemption Amount shall be an amount determined in accordance with the formula set out in the Maturity Redemption Amount.

Citigroup Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-172562) and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Inc.
13 Month Dow Jones-UBS Precious Metals Total Return Sub-Index-Linked Notes Due 2014
Final Term Sheet

Calculation Agent:	Citibank, N.A. – Commodity Derivatives Calculations

Form and Denomination:	Registered Medium-Term Notes, Series H in minimum denominations and increments of US $1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0UF4

Underwriting Discount:	0.00%

Market Disruption Events and Disruption Fallbacks:

If a Market Disruption Event relating to or one or more of the commodities contracts underlying the Index or any Successor Index (each an “index contract”) is in effect on the scheduled Final Valuation Date, the Calculation Agent will calculate the closing Index value in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event, using:

•
for each index contract that did not suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price on the applicable Relevant Exchange of such index contract on the scheduled Final Valuation Date, and

•
for each index contract that did suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price of such index contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such index contract (which trading day shall be deemed the Final Valuation Date for such index contract);

provided however that if a Market Disruption Event has occurred or is continuing with respect to such index contract on each of the five scheduled trading days following the scheduled Final Valuation Date, then (a) the fifth scheduled trading day shall be deemed the Final Valuation Date for such index contract and (b) the Calculation Agent will determine the price for such index contract on such fifth scheduled trading day acting in good faith and commercially reasonable matter, taking into account the latest available quotation for the settlement price of such index contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of an index contract;

(B)	the settlement price on a Relevant Exchange of an index contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of an index contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an index contract or options or futures contracts relating to the Index or any commodity underlying the Index.

For purposes of the above, (a) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any Successor Index; and (b) “trading day” means a day, as determined

Citigroup Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-172562) and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Inc.
13 Month Dow Jones-UBS Precious Metals Total Return Sub-Index-Linked Notes Due 2014
Final Term Sheet

in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected index contract.

Discontinuance of the Index

If the index sponsors discontinue publication of the Dow Jones-UBS Precious Metals Total Return Sub-Index, and if the index sponsors or another entity publish a successor or substitute index that the Calculation Agent determines, in good faith, to be comparable to the relevant index, then the value of the relevant index will be determined by reference to the value of that index, which we refer to as a “successor index.”

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause notice to be furnished to the registered holders of the Notes. If the index sponsors discontinue the publication of the Dow Jones-UBS Precious Metals Total Return Sub-Index and a successor index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Dow Jones-UBS Precious Metals Total Return Sub-Index, the value to be substituted for the Dow Jones-UBS Precious Metals Total Return Sub-Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance.

If the index sponsors discontinue publication of the Dow Jones-UBS Precious Metals Total Return Sub-Index prior to the determination of the Supplemental Return Amount and the Calculation Agent determines that no successor index is available at that time, then on each Commodity Business Day until the earlier to occur of (a) the determination of the Supplemental Return Amount and (b) a determination by the Calculation Agent that a successor index is available, the Calculation Agent will determine the value that is to be used in computing the value of the Dow Jones-UBS Precious Metals Total Return Sub-Index or the relevant index as described in the preceding paragraph. If a successor index is selected or the Calculation Agent calculates a substitute for the relevant index as described above, the successor index or value will be substituted for the relevant index for all purposes, including for purposes of determining whether a Commodity Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones-UBS Commodity Total Return Sub-Index may adversely affect the market value of the Notes. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Dow Jones - UBS Precious Metals Total Return Sub-Index or a successor index is changed in any material respect, or if the Dow Jones - UBS Precious Metals Total Return Sub-Index or a successor index is in any other way modified so that the value of the Dow Jones - UBS Precious Metals Total Return Sub-Index or a successor index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Dow Jones - UBS Precious Metals Total Return Sub-Index or the successor index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Dow Jones - UBS Precious Metals Total Return Sub-Index or the successor index. Accordingly, if the method of calculating the Dow Jones - UBS Precious Metals Total Return Sub-Index or the successor index is so modified that the value of the Dow Jones - UBS Precious Metals Total Return Sub-Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Citigroup Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-172562) and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.